Exhibit 10.14

MINERALS TECHNOLOGIES INC.
HEALTH AND WELFARE PLAN
(Effective April 1, 2003 and Amended and Restated as of January 1, 2006)

July 2006

MINERALS TECHNOLOGIES INC.
HEALTH AND WELFARE PLAN

(Effective April 1, 2003 and Amended and Restated as of January 1, 2006)

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I. Definitions		2
1.1.	ADA	2
1.2.	Affiliate	2
1.3.	Benefit Component	2
1.4.	Benefits	3
1.5.	Board	3
1.6.	Cafeteria Program	3
1.7.	Claims Processor	3
1.8.	COBRA	3
1.9.	Code	3
1.10.	Collective Bargaining Agreement	3
1.11.	Company	3
1.12.	Dependent	3
1.13.	DOL	3
1.14.	Effective Date	3
1.15.	Eligible Employee	3
1.16.	Employee	3
1.17.	Employee Plan Contributions	4
1.18.	Employer	4
1.19.	Employer Plan Contributions	4
1.20.	ERISA	4
1.21.	FMLA	4
1.22.	HIPAA	4
1.23.	HMO	4
1.24.	Participant	4
1.25.	Plan Administrator	4
1.26.	Plan Year	4
1.27.	Retiree	4
1.28.	Service Provider	4
1.29.	Third Party Administrator	5
1.30.	USERRA	5
1.31.	Welfare Plan	5
1.32.	Welfare Plan Committee	5

ARTICLE II. Participation		5
2.1.	Participation	5
2.2.	Cessation of Participation	6
2.3.	Continuation Coverage	6

ARTICLE III. Contributions		6
3.1.	Employer Plan Contributions	6
3.2.	Employee Plan Contributions	6

ARTICLE IV. Benefits		6
4.1.	Provision of Benefits	6

ARTICLE V. Claims, Claims Procedure, Appeals, and Payment		7
5.1.	Claims	7
5.2.	Claims Procedure	7
5.3.	Claims Procedure, All Other Benefits	15
5.4.	Notices	16
5.5.	Evidence	16
5.6.	Payment	17
5.7.	Coordination of Benefits	17
5.8.	Proof of Loss	17
5.9.	Nonassignment	17
5.10.	Government-Provided Benefits	17
5.11.	Receipt and Release of Information	17
5.12.	Subrogation	18
5.13.	Right of Recovery	18

ARTICLE VI. Purpose and Funding		18
6.1.	Purpose	18
6.2.	Funding Policy	18

ARTICLE VII. Adoption of Welfare Plan by Participating Employer		19
7.1.	Adoption by Subsidiary or Affiliate	19
7.2.	Termination of Participation	19
7.3.	Contributions and Liabilities	19
7.4.	Actions, Approvals and Notification	19
7.5.	Rights	20
7.6.	Successor	20

ARTICLE VIII. Plan Administration		20
8.1.	Allocation of Plan Administration Responsibilities	20
8.2.	Committee Membership	21
8.3.	Committee Meetings	21
8.4.	Fiduciary Duties	21

(ii)

8.5.	Indemnification of Fiduciaries	22
8.6.	Discretionary Power of Plan Administrator	22
8.7.	Miscellaneous	22

ARTICLE IX.	Amendment and Termination	22
9.1.	Amendment	22
9.2.	Termination	23

ARTICLE X. Miscellaneous		23
10.1.	State of Jurisdiction	23
10.2.	Severability	23
10.3.	Welfare Plan Not An Employment Contract	23
10.4.	Non-Transferability of Interest and Facility of Payment	23
10.5.	Mistake of Fact	23
10.6.	Cost of Administering the Welfare Plan	24
10.7.	Withholding for Taxes	24
10.8.	Bonding and Insurance	24
10.9.	Nondiscrimination Requirements	24
10.10.	Prohibition on Compensation	24
10.11.	No Vested Rights	24
10.12.	Titles and Headings	25
10.13.	Tax Effects	25
10.14.	Continuation Coverage under COBRA or Other Applicable Law	25
10.15.	Procedures for Providing Certain Notices	25
10.16.	FMLA or USERRA Leaves of Absence	27
10.17.	Qualified Medical Child Support Orders	27
10.18.	Entire Document	27

ARTICLE XI.	HIPAA Privacy	28
11.1.	Definitions	28
11.2.	Disclosure of Summary Health Information	32
11.3.	Disclosure of Protected Health Information to the Company	32
11.4.	Permitted Use and Disclosure of Protected Health Information	32
11.5.	Required Uses and Disclosures of Protected Health Information	37
11.6.	Minimum Necessary	37
11.7.	Employer Certification and Responsibility	37
11.8.	Employees with access to Protected Health Information	38
11.9.	Limitations to Protected Health Information Access and Disclosure	39
11.10.	Noncompliance	39
11.11.	Nondisclosure of Protected Health Information by HMOs	40
11.12.	Notice to Employees	40
11.13.	Policies and Procedures	40
11.14.	Hybrid Entity Designation	40
11.15.	Electronic Data Security Standards	41
APPENDIX A LIST OF BENEFIT COMPONENTS		43
APPENDIX B PARTICIPATING EMPLOYERS		44

(iii)

MINERALS TECHNOLOGIES INC.
HEALTH AND WELFARE PLAN

(Effective April 1, 2003 and Amended and Restated as of January 1, 2006)

INTRODUCTION

     Minerals Technologies Inc. established the Minerals Technologies Inc. Health and Welfare Plan (hereinafter the “Welfare Plan”), effective April 1, 2003 to provide health and welfare benefits for the Eligible Employees, Retirees and their Dependents of Minerals Technologies Inc. and participating Affiliates. The Welfare Plan is hereby being amended and restated as of January 1, 2006. The Welfare Plan includes and encompasses: (i) the Minerals Technologies Inc. Cafeteria Program (the “Cafeteria Program”), which in turn includes the Premium Conversion Program, Health Flexible Spending Account Program and Dependent Care Assistance Program benefit components, covering Eligible Employees of Minerals Technologies Inc.; and (ii) each of the individual plans, programs, insurance contracts, and benefit components that are listed in Appendix A (collectively, with the Cafeteria Program, hereinafter referred to as “Benefit Components”), and the terms of each such Benefit Component are hereby incorporated into the Welfare Plan by reference.

THIS WELFARE PLAN, TOGETHER WITH EACH BENEFIT COMPONENT FORMING A PART OF THE WELFARE PLAN, CONSTITUTES THE WRITTEN PLAN DOCUMENT FOR THE MINERALS TECHNOLOGIES INC. HEALTH AND WELFARE PLAN.

In the event that any term or provision in the Welfare Plan document is in conflict with any of the terms or provisions of any Benefit Component, the terms or provisions in the Welfare Plan document will govern. Where terms and provisions specifically applicable to an individual Benefit Component are not addressed in the Welfare Plan document, such terms and provisions as set forth in such Benefit Component will govern.

     The Welfare Plan is designed to meet the applicable requirements of the Code, ERISA, COBRA, HIPAA, the ADA, the FMLA, the USERRA, and any other applicable law, including regulations and rulings issued pursuant to any such laws, to the extent applicable to a Benefit Component. The Welfare Plan is specifically designated as a welfare benefit plan under ERISA, and shall be treated as a single welfare benefit plan for purposes of the reporting requirements under Title I of ERISA. However, to the extent permitted by Title I of ERISA, an Employer may elect to satisfy the summary plan description and summary of material modifications requirements of ERISA separately with respect to any one or more of the Benefit Components. Notwithstanding the foregoing, each individual Benefit Component shall be subject to ERISA only to the extent required by ERISA.

     Except as otherwise provided, each Benefit Component is a separate plan for purposes of satisfying the nondiscrimination requirements of the Code. However, each Benefit Component which is a self-insured group health plan (if any), together with any HMO coverage that is offered in lieu of coverage under any such Benefit Components, shall constitute a single plan for purposes of the nondiscrimination requirements of Section 105(h)(2) of the Code. It is intended that all applicable nondiscrimination requirements of the Code be satisfied, including all requirements under Code Sections 79, 105(h), and 125.

     The Welfare Plan is maintained for the exclusive benefit of Eligible Employees and/or any of their eligible Dependents.

     The general provisions of the Welfare Plan shall apply only to Eligible Employees and Retirees of an Employer who are Participants as defined in Article I. Provisions of any individual Benefit Component shall apply only with respect to Participants who are eligible to receive Benefits under such Benefit Component. The rights and Benefits, if any, of former Employees who are Participants will be determined in accordance with the provisions of the Welfare Plan as in effect on the date their employment terminated.

ARTICLE I.

Definitions

     Any terms that are used or separately defined in any Benefit Component shall have the meaning set forth in such Benefit Component.

     Where required by the context, the noun, verb, adjective and adverb forms of each defined term includes any of its other forms and the singular includes the plural and the plural includes the singular. “He,” “him” and “his” include “she,” “her” and “hers.”

     The following terms used in the Welfare Plan shall have the following meanings:

1.1.	ADA. The Americans with Disabilities Act of 1990, as amended.

1.2.	Affiliate. Any corporation, partnership or other entity which is:

	(a)	a member of a “controlled group of corporations” (as that term is defined in Code Section 414(b)) of which the Company is a member;

	(b)	a member of any trade or business under “common control” (as that term is defined in Code Section 414(c)) with the Company;

	(c)	a member of an “affiliated service group” (as that term is defined in Code Section 414(m)) which includes the Company; or

	(d)	any other entity required to be aggregated with the Company pursuant to U.S. Department of Treasury regulations issued under Code Section 414(o).

     1.3. Benefit Component. The Cafeteria Program and each of the individual plans, programs, insurance contracts, and benefit components that are part of the Welfare Plan, as listed in Appendix A. Existing Benefit Components may be discontinued or amended, in whole or in part, and new Benefit Components may be added, at any time by the Welfare Plan Committee or the Board.

     1.4. Benefits. The benefits provided to Participants under any Benefit Component, as listed in the schedule of benefits for such Benefit Component or in one or more other written documents approved by the Welfare Plan Committee or the Board, with respect to such Benefit Component.

     1.5. Board. The Board of Directors of Minerals Technologies Inc.

     1.6. Cafeteria Program. The Minerals Technologies Inc. Cafeteria Program, as it may be amended from time to time.

     1.7. Claims Processor. Any person or entity appointed by the Plan Administrator to process claims in accordance with Article V hereof.

     1.8. COBRA. The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including any applicable regulations and/or rulings issued thereunder.

     1.9. Code. The Internal Revenue Code of 1986, as amended, including any applicable regulations and/or rulings issued thereunder.

     1.10. Collective Bargaining Agreement. An agreement between an Employer and a collective bargaining unit which sets forth the terms and conditions governing the employment of those Employees who are represented by such collective bargaining unit.

     1.11. Company. Minerals Technologies Inc.

     1.12. Dependent. Any individual who meets the applicable definition of “dependent” under any Benefit Component(s), but then only with respect to such Benefit Component(s).

     1.13. DOL. The United States Department of Labor.

     1.14. Effective Date. April 1, 2003.

     1.15. Eligible Employee. Eligible Employee shall mean, (a) with respect to any Employee whose terms of employment are governed by a Collective Bargaining Agreement, any such Employee who meets the applicable eligibility requirements as set forth under such Collective Bargaining Agreement and (b) with respect to any Employee whose terms of employment are not governed by a Collective Bargaining Agreement, any such Employee who meets the applicable eligibility requirements under any Benefit Component(s), but then only with respect to such Benefit Component(s).

     1.16. Employee. Any person who is a full-time employee of an Employer who is paid from sources within the United States, or a part-time employee of an Employer who works at least 20 hours per week and who is paid from sources within the United States. The term “Employee” shall not include any person who performs services for an Employer under an agreement or arrangement (which may be written, oral and/or evidenced by such Employer’s payroll practice) with the individual or with another organization that provides the services of the individual to such Employer, pursuant to which the person is treated as an independent contractor or otherwise treated as an employee of any entity other than an Employer, irrespective of whether the individual is treated as an employee of such Employer under common law employment principles.

     1.17. Employee Plan Contributions. The contributions, if any, made by a Participant in accordance with any Benefit Component.

     1.18. Employer. Minerals Technologies Inc., and any of its subsidiaries or Affiliates, that, with the consent of the Board, adopts the Welfare Plan in accordance with Article VII hereof, and any organization that is a successor thereto.

     1.19. Employer Plan Contributions. The contributions, if any, made by an Employer in accordance with Section 3.1.

     1.20. ERISA. The Employee Retirement Income Security Act of 1974, as amended.

     1.21. FMLA. The Family and Medical Leave Act of 1993, as amended.

     1.22. HIPAA. The Health Insurance Portability and Accountability Act of 1996, as amended.

     1.23. HMO. A health maintenance organization.

     1.24. Participant. An Eligible Employee or Retiree who meets the requirements of Section 2.1 or a Dependent.

     1.25. Plan Administrator. The Welfare Plan Committee appointed by the Board pursuant to Article VIII. Certain administrative functions with respect to the Welfare Plan may be delegated to any other person, persons, or entity, including a Third Party Administrator or Claims Processor, in accordance with reasonable procedures established by the Welfare Plan Committee.

     1.26. Plan Year. The twelve-month period beginning January 1st and ending on the following December 31st.

     1.27. Retiree. A former Employee of an Employer who was hired by an Employer before January 1, 2004, and who completes at least fifteen (15) “years of creditable service” after the attainment of age 40. For purposes of the foregoing, years of creditable service shall have the meaning set forth in the Minerals Technologies Inc. Retirement Plan.Service Provider. Any insurance company, HMO, point of service provider (“POS”), Preferred Provider Organization (“PPO”), physician, hospital, or any other service provider who provides, or is obligated to provide, pursuant to a contractual arrangement with the Welfare Plan or any Employer, Benefits under any plan, program, insurance contract, or benefit component that is part of the Welfare Plan.

     1.29. Third Party Administrator. Any individual or entity appointed to assist in the administration of the Welfare Plan, or any Benefit Component, in accordance with such written agreement as may be entered into between the Plan Administrator and such Third Party Administrator.

     1.30. USERRA. The Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

     1.31. Welfare Plan. This Minerals Technologies Inc. Health and Welfare Plan, including any Benefit Component that is a part of the Welfare Plan, as it may be amended from time to time.

     1.32. Welfare Plan Committee. The committee established under Article VII.

ARTICLE II.

Participation

     2.1. Participation. An Eligible Employee or Retiree shall be eligible to participate in the Welfare Plan: (a) on the Effective Date, to the extent that he participated in, or was eligible to participate in one of more of the Benefit Components forming a part of the Welfare Plan on such date; or (b), if he becomes a Participant after the Effective Date, in accordance with the following:

(i) with respect to an Eligible Employee and with respect to any Benefit Component providing medical or dental Benefits, on the first date of employment with an Employer;

(ii) with respect to an Eligible Employee and with respect to any Benefit Component providing Benefits other than medical or dental Benefits, on the earliest date that he becomes eligible for such Benefits in accordance with the eligibility and participation provisions contained in at least one of any such Benefit Components or one or more other written documents approved by the Welfare Plan Committee or the Board with respect to such Benefit Component, but then only with respect to such Benefit Component(s); or

(iii) with respect to a Retiree and with respect to any Benefit Component providing retiree medical benefits, as of the first day he is no longer an Employee; provided, however, that such individual participated or was eligible to participate in the Welfare Plan immediately before his retirement.

     Participation in the Welfare Plan shall be contingent upon participation in any such Benefit Component(s), and upon receipt by the Plan Administrator of such applications, consents, proofs of birth or marriage, school attendance, elections, beneficiary designations, proof of reimbursable expenses, proof of disability and/or other documents and information as may be prescribed by the Plan Administrator, in its discretion, or by any Benefit Component.

     An Eligible Employee who does not timely elect coverage under any Benefit Component shall be deemed to have elected individual coverage under a Benefit Component providing medical benefits, and shall be deemed to have waived participation in all other Benefit Components. A Retiree who does not timely elect initial coverage under any Benefit Component providing retiree medical care shall forfeit the right to enroll in any Benefit Component providing retiree medical care. If a Retiree ceases to participate in all Benefit Components providing retiree medical coverage the Retiree shall never be allowed to participate in, re-enter or be reinstated into any Benefit Component providing retiree medical coverage. Eligible Dependents will participate in the Welfare Plan to the extent provided in, and in accordance with the provisions of, the applicable Benefit Component. A Participant shall be deemed conclusively, for all purposes, to have consented to the terms and provisions of the Welfare Plan and any Benefit Component(s) to the extent of his participation thereunder.

     2.2. Cessation of Participation. Subject to Section 2.3, participation of a Participant generally will terminate as of the date such Participant no longer is an Eligible Employee or Dependent, or in accordance with the terms and provisions of any Benefit Component. Notwithstanding the immediately preceding sentence or any provision of the Welfare Plan to the contrary, participation of a Participant who is a Retiree, or eligible Dependent of a Retiree, may be extended in accordance with the terms of any Benefit Component that provides Benefits to such Retiree, or eligible Dependent of such Retiree; provided, however, except as provided in Section 2.3, nothing herein or therein shall represent a contractual obligation of the Company or the other Benefit Component providers to continue to maintain the Welfare Plan or any Benefit Component, respectively, for, or provide a level of coverage for, any Eligible Employee, Retiree or any group thereof or Dependents thereof.

     2.3. Continuation Coverage. The term “Participant” shall include any former Participant who remains covered under a Benefit Component that is subject to COBRA, the FMLA, the USERRA, or other similar applicable law, pursuant to the continuation coverage provisions of such Benefit Component.

ARTICLE III.

Contributions

     3.1. Employer Plan Contributions. Any Employer who has adopted the Welfare Plan in accordance with the provisions of Article VII hereunder agrees to contribute such amounts as are required to fund any self-funded Benefit provided hereunder, or to pay any premium, fee, expense, or other amount required from an Employer under the terms of any Benefit Component.

     3.2. Employee Plan Contributions. Participants must pay any premium, fee, expense, co-pay, or other amounts required under the terms of any Benefit Component in order to receive Benefits under such Benefit Component.

ARTICLE IV.

Benefits

     4.1. Provision of Benefits. Each Participant shall be entitled to the Benefits set forth in any applicable schedule of benefits or in one or more other written documents approved by the

Welfare Plan Committee or the Board with respect to any Benefit Component(s) in which he is a Participant, and for which Benefits he is eligible by virtue of his employment or former employment with an Employer, but only with respect to such Benefit Component(s) and only to the extent it is determined under the applicable Benefit Component that he has satisfied all of the conditions precedent to his receiving such Benefits. All Benefits under a Benefit Component shall be payable or provided under such Benefit Component only if such Benefits relate to periods in which a Participant has elected to participate in such Benefit Component (if applicable). All such Benefits shall be legally enforceable to the extent required by the Code, ERISA and other applicable law.

ARTICLE V.

Claims, Claims Procedure, Appeals, and Payment

     5.1. Claims. A claimant (“Claimant”) must file a claim for Benefits on a form prescribed by the Claims Processor or Plan Administrator (such terms are used interchangeably throughout this Article V), or as set forth in any Benefit Component. The claim form must be completed in its entirety, including all information and reports from doctors and hospitals (if applicable), plus any proof of claim requirements established by the Claims Processor, Plan Administrator, or as set forth in any such Benefit Component. A claim will be considered filed for purposes of this Section 5.1 when a properly completed claim form and all additional materials necessary to process the claim are received by the Claims Processor or Plan Administrator, as applicable.

     For purposes of this Article V, a claim filed with or received by a Claims Processor shall be deemed to have been filed with or received by the Plan Administrator or the Welfare Plan, as applicable, and any notice or notification (including notice or notification of an Adverse Benefit Determination) provided to a Claimant by a Claims Processor shall be deemed to have been provided by the Plan Administrator or the Welfare Plan, as applicable.

     5.2. Claims Procedure. The procedures set forth in this Section 5.2 shall apply to claims with respect to Benefit Components providing group health insurance benefits or group disability insurance benefits (i.e., the (i) Minerals Technologies Inc. Group Benefit Program, (ii) Minerals Technologies Inc. Retiree Medical Program; (iii) Minerals Technologies Inc. Group Dental Program, (iv) Minerals Technologies Inc. Cafeteria Program, and (v) Minerals Technologies Inc. Group Long-Term Disability Program, except to the extent that any such Benefit Component(s) utilizes a claims and appeals procedure that is more favorable to Participants than the claims and appeals procedure set forth in this Section 5.2, in which case such claims and appeals procedure shall supercede the claims and appeals procedure set forth in this Section 5.2; provided, that such claims and appeals procedure complies with applicable law, including the applicable DOL regulations.

     For purposes of this Section 5.2, the following definitions shall apply:

     (a) Adverse Benefit Determination. “Adverse Benefit Determination” means any of the following: a denial, reduction or termination of, or a failure to provide or make payment (in whole or in part) for, a Benefit, including any such denial, reduction or termination or failure to provide or make payment that (i) is based on a determination of eligibility to participate in the Welfare Plan or any applicable Benefit Component; (ii) results from the application of any utilization review; or (iii) is due to a failure to cover an item or service for which Benefits are otherwise provided because such item or service is determined to be experimental or investigational, or not medically necessary or appropriate.

     Solely with respect to a Concurrent Care Claim, in the event that the Welfare Plan or applicable Benefit Component has approved an ongoing course of treatment to be provided over a period of time, or a specific number of treatments, “Adverse Benefit Determination” also means any termination of such course of treatments prior to the end of the prescribed course of such treatments, or reduction of the specific number of treatments below the number originally approved (other than as a result of an amendment to, or the termination of, the Welfare Plan or applicable Benefit Component).

     (b) Concurrent Care Claim. A “Concurrent Care Claim” is any claim under a Benefit Component providing group health insurance Benefits in which the Welfare Plan, or applicable Benefit Component, has approved an ongoing course of treatment to be provided over a period of time, or a specific number of treatments, and either (i) the Welfare Plan or applicable Benefit Component now seeks to reduce or terminate the course of treatment (other than by amendment or termination of the Welfare Plan or applicable Benefit Component), or to reduce the specific number of treatments; or (ii) the Claimant requests an extension of such course of treatment, or to increase the specific number of treatments, subsequent to the initial approval of the original course of treatment, or specific number of treatments.

     (c) Disability Claim. A “Disability Claim” is any claim for disability benefits under the applicable Benefit Component(s).

     (d) Health Care Professional. A “Health Care Professional” means a physician or other health care professional licensed, accredited, or certified to perform specified health services consistent with state law.

     (e) Pre-Service Claim. A “Pre-Service Claim” is any claim under a Benefit Component providing group health insurance Benefits that requires approval, or pre-authorization, of the Benefit in advance of obtaining medical care.

     (f) Post-Service Claim. A “Post-Service Claim” is any claim under a Benefit Component providing group health insurance Benefits that is not a Pre-Service Claim, and that involves payment or reimbursement for a health care Benefit that has already been provided.

     (g) Urgent Care Claim. An “Urgent Care Claim” is any claim under a Benefit Component providing group health insurance Benefits with respect to which a delay in making a determination: (i) could seriously jeopardize a Claimant’s life or health, or his ability to regain maximum function; or (ii) in the opinion of a physician with knowledge of the Claimant’s medical condition, would subject the Claimant to severe pain that cannot be adequately managed without the care or treatment. An Urgent Care Claim also includes any claim that a physician with knowledge of the Claimant’s medical condition determines is a claim involving urgent care.

     Initial Claims.

     The Plan Administrator must provide a Claimant with written or electronic notification of any Adverse Benefit Determination, written in a manner calculated to be understood by the Claimant and within the time frames set forth in this Section 5.2. The Plan Administrator must provide notification to a Claimant orally within the time frames set forth in this Section 5.2, in which case written or electronic notification shall be furnished to such Claimant within three (3) days following such oral notification.

     The notification with respect to an Adverse Benefit Determination under a Benefit Component providing group health or disability insurance benefits must set forth clearly, in language calculated to be understood by the Claimant:

     (i) the specific reason(s) for the Adverse Benefit Determination;

     (ii) references to the specific Welfare Plan, or any Benefit Component, provisions on which the Adverse Benefit Determination is based;

     (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

     (iv) a description of the Welfare Plan’s claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review;

     (v)

(A) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the Adverse Benefit Determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination, and that a copy of such rule, guideline, protocol, or other similar criterion will be provided free of charge to the Claimant upon request; or

(B) if the Adverse Benefit Determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Welfare Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

     (vi) solely with respect to an Urgent Care Claim, a description of the Welfare Plan’s expedited review process with respect to such claims.

     Urgent Care Claims. Upon its receipt of an Urgent Care Claim, the Plan Administrator must notify the Claimant of its determination (whether or not such determination is an Adverse Benefit Determination) as soon as possible, but in no case later than seventy-two (72) hours after its receipt of such Urgent Care Claim, unless the Claimant does not provide sufficient information to determine whether, or to what extent, Benefits are covered or payable under the Welfare Plan. In that instance, the Plan Administrator must notify the Claimant as soon possible, but in no case later than twenty-four (24) hours after its receipt of such Urgent Care Claim, of the specific information necessary to properly complete such Urgent Care Claim. The Claimant must be given a reasonable amount of time to provide the specified information, depending on the circumstances, but in no case less than forty-eight (48) hours after his having been so notified. The Plan Administrator must notify the Claimant of its determination as soon as possible, but in no case later than forty-eight (48) hours after the earlier of (i) the Plan Administrator’s receipt of the specified information; or (ii) the end of the period afforded to the Claimant to provide the additional specified information.

     Pre-Service Claims. A Claimant must be notified of the Welfare Plan’s decision regarding his Pre-Service Claim within a reasonable time (appropriate to the medical circumstances), but in no case later than fifteen (15) days after the Plan Administrator’s receipt of such Claimant’s Pre-Service Claim. The Plan Administrator may extend the initial fifteen-day period for up to an additional fifteen (15) days in the event that there are matters beyond its control, in which case the Plan Administrator must notify the Claimant prior to the expiration of the initial fifteen-day period of the circumstances requiring the extension, and the date on which the Welfare Plan expects to make its decision. If such an extension is necessary because the Claimant failed to submit the information required to make a determination, the notice must describe the specific information required. The Claimant must have at least forty-five (45) days from his receipt of such notice to provide the specified information.

     If a Claimant fails to follow the Welfare Plan’s procedures for filing a Pre-Service Claim, such Claimant must be notified as soon as possible, but in no case later than five (5) days (twenty-four (24) hours in the case of a Pre-Service Claim that also qualifies as an Urgent Care Claim) following the Plan Administrator’s receipt of such Claimant’s claim, that his claim has been improperly filed, and must be provided with a description of the proper procedures for filing his Pre-Service Claim. Such notice may be given orally, unless the Claimant or his authorized representative specifically has requested written notification. This paragraph must apply only where such improper filing occurred with respect to (i) a communication by a Claimant or his authorized representative that is received by a person or organizational unit customarily responsible for handling benefits matters; and (ii) is a communication that names a specific Claimant, medical condition or symptom, and a specific treatment, service, or product for which approval is requested.

     Post-Service Claims. In the event of an Adverse Benefit Determination with respect to a Post-Service Claim, a Claimant must be notified of the Welfare Plan’s decision within a reasonable time period, but in no case later than thirty (30) days after its receipt of the Post-Service Claim. Such thirty-day period may be extended for up to an additional fifteen (15) days if the Plan Administrator determines that such an extension is necessary for reasons beyond the Welfare Plan’s control, in which case the Claimant must be notified, prior to the end of the initial thirty (30) day period, of the circumstances requiring the extension, and the date on which the Welfare Plan expects to make a decision. If such extension is necessary because the Claimant failed to submit the information required to make a determination, the notice must describe the specific information required, in which case the Claimant must have at least forty-five (45) days from his receipt of the notice to provide the specified information.

     Concurrent Care Claims. The Plan Administrator must notify the Claimant of an Adverse Benefit Determination with respect to a Concurrent Care Claim sufficiently in advance of the termination of pre-approved course of treatment, or reduction in the specific number of treatments, to allow such Claimant to appeal the Adverse Benefit Determination and obtain a determination upon review with respect to such Adverse Benefit Determination prior to such termination or reduction.

     A Claimant’s request to extend a course of treatment beyond the prescribed period of time, or the specific number of pre-approved treatments, that also qualifies as an Urgent Care Claim must be decided as soon as possible , taking into account the medical exigencies. The Plan Administrator must notify such Claimant of its determination (whether or not such determination is an Adverse Benefit Determination) within twenty-four (24) hours after its receipt of the claim; provided that such claim is made at least twenty-four (24) hours prior to the expiration of the prescribed course of treatment, or specific number of pre-approved treatments.

     Disability Claims. With respect to a Disability Claim, the Plan Administrator must notify the Claimant of an Adverse Benefit Determination within a reasonable time period, but in no event later than forty-five (45) days after the Welfare Plan’s receipt of the claim. This period may be extended for a period of up to thirty (30) days if the Plan Administrator determines that such an extension is necessary due to matters beyond the control of the Welfare Plan; provided that the Claimant is notified prior to the expiration of the initial forty-five (45) day period of the circumstances requiring the extension, and the date by which the Welfare Plan expects to render a decision. If, prior to the end of the first thirty (30) day extension period, the Plan Administrator determines that, due to matters beyond the control of the Welfare Plan, a decision cannot be rendered within such thirty (30) day extension period, the period for making the determination may be extended for up to an additional thirty (30) days; provided that the Plan Administrator notifies the Claimant, prior to the expiration of the initial thirty (30) day period, of the circumstances requiring the extension, and the date on which the Welfare Plan expects to render a decision. Such notification must explain the standards on which entitlement to a Benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve such issues. A Claimant must have at least forty-five (45) days to provide the additional specified information.

     Appeals of Adverse Benefit Determinations.

     A Claimant who wishes to appeal an Adverse Benefit Determination with respect to his claim must file such appeal with the Plan Administrator in writing within one hundred eighty (180) days following such Claimant’s receipt of the notification with respect to his initial Adverse Benefit Determination.

     Within the time frames set forth for each specific type of claim set forth below, the Plan Administrator must notify the Claimant of the Welfare Plan’s decision on such appeal. A claimant may submit written comments, documents, records and other information relating to his claim. Such Claimant is entitled to be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim. For purposes of this Section 5.2, a document, record or other information shall be considered relevant to a Claimant’s claim if such document, record or other information (i) was relied upon in making the Adverse Benefit Determination; (ii) was submitted, considered, or generated in the course of making the Adverse Benefit Determination, irrespective of whether or not it was relied upon in making such Adverse Benefit Determination; (iii) demonstrates compliance with the administrative processes and safeguards that ensure that determinations are made in accordance with governing Welfare Plan documents and that where appropriate, Welfare Plan provisions have been applied consistently; or (iv) constitutes a statement of policy or guidance with respect to the Welfare Plan concerning the denied treatment option or Benefit for the Claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the Adverse Benefit Determination.

     The review of such Claimant’s appeal of the Adverse Benefit Determination must take into account all comments, documents, records, and other information submitted by the Claimant relating to his claim, without regard to whether such information was submitted or considered in the making of the initial Adverse Benefit Determination. The decision on review must not afford deference to the initial Adverse Benefit Determination, and will be conducted by an appropriate named fiduciary of the Welfare Plan who is neither the individual who made the initial Adverse Benefit Determination, nor a subordinate of such individual. In deciding an appeal of any Adverse Benefit Determination that is based in whole or in part on medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the appropriate named fiduciary must consult with a Health Care Professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The medical or vocational experts whose advice was obtained on behalf of the Welfare Plan in connection with the Claimant’s Adverse Benefit Determination will be identified, whether or not the advice was relied upon in making the Adverse Benefit Determination. Any such Health Care Professional engaged for purposes of a consultation must be an individual who is neither one of the individuals who was consulted in connection with the initial Adverse Benefit Determination, nor a subordinate of any such individual.

     A Claimant must be notified of the Welfare Plan’s benefit determination upon review in writing or electronically. Notice of the decision with respect to an Adverse Benefit Determination on review must set forth clearly, in a manner to be understood by the Claimant:

     (i) the specific reason(s) for the Adverse Benefit Determination on review;

     (ii) reference to the specific Welfare Plan, or any Benefit Component, provisions on which the Adverse Benefit Determination on review is based;

     (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for Benefits;

     (iv) a statement describing the Welfare Plan’s claims review procedures, and the time limits applicable to such procedures, and the Claimant’s right to obtain the information about such procedures, including a statement of a Claimant’s right to bring a civil action under Section 502(a) of ERISA;

     (v)

(A) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the Adverse Benefit Determination on review, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination on review, and that a copy of such rule, guideline, protocol, or other similar criterion will be provided free of charge to the Claimant upon request; or

(B) if the Adverse Benefit Determination on review is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Welfare Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

     (vi) the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

     Urgent Care Claims. With respect to an Urgent Care Claim, if a Claimant appeals the Welfare Plan’s initial Adverse Benefit Determination with respect to his claim, the Plan Administrator must notify the Claimant of the Welfare Plan’s Benefit determination on review as soon as possible, taking into account the medical exigencies, but not later than seventy-two (72) hours after receipt of the Claimant’s request for review of an Adverse Benefit Determination by the Welfare Plan.

     Expedited Review, Urgent Care Claims. Solely with respect to an Urgent Care Claim, if a Claimant appeals the Welfare Plan’s initial Adverse Benefit Determination with respect to his claim, an expedited review process must be afforded such Claimant pursuant to which (i) the Claimant may submit, orally or in writing, a request for an expedited appeal and (ii) all necessary information must be transmitted between the Welfare Plan and the Claimant by telephone, facsimile, or other available similarly expeditious method. The Plan Administrator must notify such Claimant of the Welfare Plan’s determination on appeal as soon as possible (depending on the medical circumstances), but in no case later than seventy-two (72) hours after its receipt of the Claimant’s appeal of the initial Adverse Benefit Determination.

     Pre-Service Claims. With respect to a Pre-Service Claim, if a Claimant appeals the Welfare Plan’s initial Adverse Benefit Determination with respect to his claim, the Plan Administrator must notify such Claimant of the Welfare Plan’s decision with respect to the appeal of his Pre-Service Claim within a reasonable time, appropriate to the medical circumstances. If the Benefit Component provides for a single appeal of the Adverse Benefit Determination the Claimant must be notified of the Welfare Plan’s decision on review no later than thirty (30) days after its receipt of such Claimant’s appeal. If the Benefit Component provides for two appeals of an Adverse Benefit Determination (A) the Claimant must be notified of the Welfare Plan’s initial decision on review no later than fifteen (15) days after its receipt of such Claimant’s appeal and (B) if the Claimant appeals such initial decision on review, the Claimant must be notified of the Welfare Plan’s subsequent decision on re-review no later than fifteen (15) days after the Welfare Plan’s receipt of the Claimant’s appeal of the initial decision on review.

     Post-Service Claims. With respect to a Post-Service Claim, if a Claimant appeals the Welfare Plan’s initial Adverse Benefit Determination with respect to his claim, such Claimant must be notified within a reasonable time period of such determination. With respect to Benefit Components which provide for a single appeal of the Adverse Benefit Determination, the Claimant must be notified of the Welfare Plan’s decision on review no later than sixty (60) days after its receipt of such Claimant’s appeal. With respect to Benefit Components which provide for two appeals of an Adverse Benefit Determination: (A) the Claimant must be notified of the Welfare Plan’s initial decision on review no later than thirty (30) days after its receipt of such Claimant’s appeal and (B) if the Claimant appeals such initial decision on review, he must be notified of the Welfare Plan’s subsequent decision on re-review no later than thirty (30) days after the Welfare Plan’s receipt of the Claimant’s appeal of the initial decision on review. The number of appeals of an Adverse Benefit Determination with respect to all Benefit Components are as set forth in each such Benefit Component.

     Concurrent Care Claims. With respect to a Concurrent Care Claim, if a Claimant appeals the Welfare Plan’s initial Adverse Benefit Determination with respect to his claim, the Plan Administrator must notify such Claimant of the Welfare Plan’s Benefit determination within a reasonable period of time, but not later than sixty (60) days following receipt by the Welfare Plan of the Claimant’s request for review, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing, if applicable) require an extension of time for processing the Concurrent Care Claim. If the Plan Administrator determines that an extension of time for processing such Concurrent Care Claim is required, written notice of the extension of time must be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension of time exceed a period of sixty (60) days from the end of the initial sixty (60) day period. Notice of such extension of time must indicate the special circumstances requiring the extension of time, and the date by which the Welfare Plan expects to render the determination on review.

     If, on appeal, a Concurrent Care Claim also qualifies as an Urgent Care Claim, a Pre-Service Claim or a Post-Service Claim, an Adverse Benefit Determination with respect to such claim must be treated as an Urgent Care Claim, a Pre-Service Claim or a Post-Service Claim, as appropriate.

     Disability Claims. With respect to a Disability Claim, if a Claimant appeals the Welfare Plan’s initial Adverse Benefit Determination with respect to his claim, the Plan Administrator must notify such Claimant of the Welfare Plan’s Benefit determination within a reasonable period of time, but not later than forty-five (45) days following receipt by the Welfare Plan of the Claimant’s request for review, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing, if applicable) require an extension of time for processing the Concurrent Care Claim. If the Plan Administrator determines that an extension of time for processing such Concurrent Care Claim is required, written notice of the extension of time must be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall such extension of time exceed a period of forty-five (45) days from the end of the initial forty-five (45) day period. Notice of such extension of time must indicate the special circumstances requiring the extension of time, and the date by which the Welfare Plan expects to render the determination on review.

     5.3. Claims Procedure, All Other Benefits. The procedures set forth in this Section 5.3 apply to claims with respect to Benefit Components providing Benefits other than group health insurance benefits or group disability insurance benefits (i.e., the Mineral Technologies Inc. Group Life, Supplemental Life and Accidental Death and Dismemberment Program), except to the extent that any such Benefit Component utilizes a claims and appeals procedure that is more favorable to Participants than the claims and appeals procedure set forth in this Section 5.3, in which case such claims and appeals procedure shall supercede the claims and appeals procedure set forth in this Section 5.3; provided, that such claims and appeals procedure complies with applicable law, including the applicable DOL regulations.

     For purposes of this Section 5.3, an “Adverse Benefit Determination” is a (i) denial, (ii) reduction or termination of a Benefit, or (iii) failure to make a total payment for a Benefit. For purposes of the foregoing, any such (i) denial, (ii) reduction or termination, or (iii) failure to provide or make a total payment for a Benefit that is based upon eligibility is an “Adverse Benefit Determination.”

     Initial Claims.

     The Plan Administrator must provide a Claimant with written or electronic notification of any Adverse Benefit Determination, written in a manner calculated to be understood by the Claimant and within the time frames set forth in this Section 5.3. The Plan Administrator must notify the Claimant in writing (which may be transmitted electronically) of its decision within ninety (90) days of receipt of the application. If special circumstances require any extension of time (not to exceed an additional ninety (90) days) for processing the claim, the Plan Administrator must notify the Claimant in writing (which may be transmitted electronically) of such extension prior to the expiration of the initial ninety (90) day period.

     Any Adverse Benefit Determination with respect to a claim for Benefits shall be stated in writing (which may be transmitted electronically) and shall state clearly, in language calculated to be understood by the Claimant:

     (i) the specific reason(s) for the Adverse Benefit Determination;

     (ii) references to the specific provisions of the Welfare Plan, or any Benefit Component, on which the Adverse Benefit Determination is based;

     (iii) a description of the additional material or information (if any) that the claimant must provide to the Plan Administrator or Claims Processor in order for the Plan Administrator or Claims Processor to reconsider the claim, and an explanation of why such material or information is necessary; and

     (iv) a description of the appeals procedures under the Welfare Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an Adverse Benefit Determination on review.

     Appeals of Adverse Benefit Determinations.

     If a Claimant has received an Adverse Benefit Determination, he may appeal the Adverse Benefit Determination within sixty (60) days following his receipt of written notice thereof by submitting a request for review of the Adverse Benefit Determination of the claim in writing to the Plan Administrator. The Claimant also may submit written comments, documents, records and other information relating to his claim for Benefits. A Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, the Welfare Plan document and all other documents, records and other information that is relevant to such claim. The review of the Adverse Benefit Determination shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial Adverse Benefit Determination.

     If a Claimant appeals in accordance with the foregoing, the Plan Administrator or Claims Processor shall render its final decision, setting forth the specific reasons therefore in writing (which may be transmitted electronically), within sixty (60) days of its receipt of the request for review, unless extenuating circumstances require an extension of time. If there are such extenuating circumstances, written notice of such extension of time shall be given to the Claimant prior to the expiration of the original sixty (60)-day period, and a decision shall be rendered as soon as administratively feasible, but not later than one hundred and twenty (120) days after receipt of the initial request for review. The written notice of the Welfare Plan’s decision upon review shall state clearly, in language calculated to be understood by the Claimant:

     (i) the specific reason(s) for the Adverse Benefit Determination on appeal;

     (ii) reference to the specific provisions of the Welfare Plan, or any Benefit Component, on which the Adverse Benefit Determination appeal is based;

     (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Welfare Plan document and all documents, records and other information relevant to the claim; and

     (iv) a statement describing the Claimant’s right to bring an action under ERISA Section 502(a).

     5.4. Notices. Notices and documents relating to the Welfare Plan may be delivered, or mailed via registered mail, postage prepaid, to the Plan Administrator in care of the Vice President Organization and Human Resources, Minerals Technologies Inc., 405 Lexington Avenue, New York, New York 10174-1901. Any notice required under the Welfare Plan may be waived by the person entitled to such notice.

     5.5. Evidence. Evidence required of anyone under the Welfare Plan may be fulfilled by means of certificate, affidavit, or other documentation, or such other information as the Welfare Plan Committee and/or Claims Processor shall require under rules uniformly applicable.

     No legal action, grievance, or arbitration proceeding against the Welfare Plan, an Employer, the Plan Administrator, a Claims Processor, or any other person for the recovery of any claim may be commenced until the Welfare Plan’s claims procedures as set forth in this Section have been exhausted.

     5.6. Payment. Unless specifically provided to the contrary under the terms of any Benefit Component, payment of any claim will be made to the Participant unless he has previously authorized payment to be made to a Service Provider. If the Participant dies before all benefits have been paid, the remaining benefits, if any, will be paid to the Participant’s estate or to any person or corporation appearing to the Welfare Plan to be entitled to payment. Such payment will fully discharge the Welfare Plan’s obligations with respect to that claim. If a Participant is a minor, or otherwise not competent to give a valid receipt for payment of any Benefit due him under the Welfare Plan and if no request for payment has been received from a duly appointed guardian or other legally appointed representative of that person, payment may be made directly to the individual or institution that has assumed the custody or the principal support of that person.

     5.7. Coordination of Benefits. If a Participant is covered under another group medical plan, the payment of Benefits will be determined in accordance with the rules in effect with respect to any applicable Benefit Component, as stated in such Benefit Component or one or more written documents approved by the Welfare Plan Committee or the Board with respect to such Benefit Component.

     5.8. Proof of Loss. Written proof of loss must be furnished to the Plan Administrator or Claims Processor within two years, or such longer or shorter period as may be provided under a particular Benefit Component, after the date of the loss for which the claim is made, provided that the Welfare Plan, or applicable Benefit Component, has not been terminated, or, if the Welfare Plan, or applicable Benefit Component, has been terminated, within 90 days of such termination (or, with respect to a Benefit Component, as otherwise provided in such Benefit Components). Failure to furnish written proof of loss within that time will neither invalidate nor reduce any claim if it is shown that it was not reasonably possible to furnish written proof of loss within that time, provided that such proof is furnished as soon as reasonably possible and in no event, in the absence of legal incapacity, later than one year from the time proof is otherwise required. Notwithstanding the foregoing, an individual claiming Benefits must always comply with any applicable proof of loss or substantiation of claims provisions or requirements contained in any applicable Benefit Component.

     5.9. Nonassignment. Except for assignments of reimbursements payable for coverage for hospital, surgical, or medical charges, or made pursuant to a “qualified medical child support order,” no assignment of any rights or benefits under the Welfare Plan may be made.

     5.10. Government-Provided Benefits. The Welfare Plan does not provide Benefits in lieu of, and does not affect any requirement for coverage by, any benefits provided under any federal, state or local government including, without limitation, any workers’ compensation insurance or benefit.

     5.11. Receipt and Release of Information. The Plan Administrator (or, for purposes of this Section 5.11, any person or entity to whom specific fiduciary responsibilities have been delegated by the Plan Administrator in accordance with Section 8.1) may, without consent of or notice to any person, release to or obtain from any insurance company or other organization or person any data or other information, with respect to any person, which the Plan Administrator, in its sole discretion, deems to be necessary for the administration of the Welfare Plan. The Plan Administrator will be free from any liability that might arise in relation to such action. Any person claiming benefits under the Welfare Plan will furnish to the Plan Administrator such information as may be necessary to implement this provision.

     5.12. Subrogation. If any payment for benefits under the Welfare Plan are paid, the Welfare Plan will, to the extent of such payment, be subrogated to all the rights of recovery of the Participant arising out of any claim or cause of action which may occur because of the negligence or willful misconduct of a third party. Each Participant or his legal guardian agrees to reimburse the Welfare Plan for amounts paid for such claims, out of any monies recovered from the third party, including but not limited to, any third parties and the Participant’s own insurance company as the result of judgment, settlement or otherwise. In addition, each Participant agrees to assist a Claims Processor or the Plan Administrator in enforcing these rights.

     5.13. Right of Recovery. Whenever payments for a claim have been made in excess of the maximum limit for that claim under the Welfare Plan, the Welfare Plan will have the right to recover such amounts to the extent of the excess from whoever received the excess payment and/or the Participant.

ARTICLE VI.

Purpose and Funding

     6.1. Purpose. The purpose of the Welfare Plan is to provide medical benefits and certain other welfare benefits to Participants and/or their Dependents.

     6.2. Funding Policy. All contributions under Article III shall be made on a timely basis, in accordance with the terms and provisions of any Benefit Component. Except as otherwise provided, benefits under each Benefit Component shall be funded in the following manner:

(i) Trust Fund. The Company may establish a trust fund into which contributions are made to pay benefits under one or more of the Benefit Components. If Benefits under a Benefit Component are funded through a trust fund, the Employers shall contribute to such trust fund the amount required to fund the Benefit payments and to accumulate such reserves as such Employer deems reasonable and necessary.

(ii) Self-Insured. If Benefits under a Benefit Component are funded on a self-insured basis, the Employers shall pay Benefits under such Benefit Component from their general assets. However, an Employer, in its sole discretion, may establish a separate bank account for the payment of Benefits. If a separate bank account is established for such purpose, it shall be for bookkeeping purposes only. The Employers shall contribute any amounts necessary to provide any Benefits under a self-insured Benefit Component.

(iii) Insured. The Plan Administrator may purchase insurance either to provide benefits under a Benefit Component or, in the case of a Benefit Component funded by a trust fund or on a self-insured basis, to insure the Employers against certain excess claims or large aggregate losses. Any such insurance policy or policies shall contain terms that are consistent with the provisions of the Benefit Components, as applicable and with the Benefits provided under such Benefit Component. Such policy or policies may contain any additional provisions as the Plan Administrator or Board may authorize.

ARTICLE VII.

Adoption of Welfare Plan by Participating Employer

     7.1. Adoption by Subsidiary or Affiliate. With the approval of the Board, any subsidiary or Affiliate, by appropriate action of its board of directors or other governing entity, may adopt the Welfare Plan for the exclusive benefit of its eligible employees, retirees and/or their dependents and thereby become an Employer. Employers that have adopted the Welfare Plan pursuant to the foregoing are listed in Appendix B hereto.

     7.2. Termination of Participation. An Employer, with the approval of the Board, may terminate its participation in the Welfare Plan by giving the Welfare Plan Committee prior written notice specifying a termination date which shall be the last day of a month at least 60 days subsequent to the date such notice is received by the Welfare Plan Committee, or in accordance with such rules and procedures as may be adopted by the Welfare Plan Committee. The Board may terminate any Employer’s participation in the Welfare Plan as of any termination date specified by the Board for the failure of such Employer to make proper contributions in accordance with Section 3.1, or to comply with any other provision of the Welfare Plan, or any provision of any Benefit Component, and shall terminate an Employer’s participation upon complete and final discontinuance of any required contributions.

     7.3. Contributions and Liabilities. Upon termination of the Welfare Plan as to any Employer, such Employer shall not make any further contributions under the Welfare Plan and no amount shall thereafter be payable under the Welfare Plan to, or in respect of, any Participants then employed by such Employer, except as may be agreed to, in writing, between the Company and any such Employer. To the maximum extent permitted by ERISA or other applicable law, any rights of Participants no longer employed by such Employer, and of former Participants and their Dependents (if any), shall be unaffected by such terminations. Any transfers, distributions or other dispositions of the assets of the Welfare Plan shall constitute a complete discharge of all liabilities under the Welfare Plan with respect to such Employer’s participation in the Welfare Plan, and any Participant then employed by such Employer.

     7.4. Actions, Approvals and Notification. All actions, approvals, and notifications referred in this Article VII shall be in the form and substance and from a source satisfactory to the Welfare Plan Committee, or counsel retained by the Welfare Plan Committee. To the maximum extent permitted by ERISA or other applicable law, the termination of the Welfare Plan as to any Employer shall not in any way affect any other Employer’s participation in the Welfare Plan.

     7.5. Rights. An Employer shall have no rights with respect to the Welfare Plan except as specifically provided in the Welfare Plan.

     7.6. Successor. If the Company transfers substantially all of its business by sale, merger, consolidation, or reorganization, the Welfare Plan may be adopted by the successor entity upon acceptance in writing of the terms of the Welfare Plan by the successor entity. The successor entity shall then succeed to all of the power, rights, and duties of the Company under the Welfare Plan. If the successor entity does not adopt the Welfare Plan, then the Welfare Plan shall terminate.

ARTICLE VIII.

Plan Administration

     8.1. Allocation of Plan Administration Responsibilities. The Welfare Plan, including each Benefit Component, shall be administered by the Plan Administrator, which shall have the discretionary authority to control and manage the operation of the Welfare Plan as named fiduciary. The Plan Administrator shall have such powers, in its sole discretion, to administer the Welfare Plan in all of its details, including, but not limited to, the following powers:

     A. Interpretation of the Welfare Plan, including each Benefit Component, and including determinations as to eligibility for Welfare Plan benefits, such interpretation to be final and conclusive on all individuals claiming rights under the Welfare Plan;

     B. Adoption of such procedures and regulations as in its opinion are necessary for the proper and efficient administration of the Welfare Plan and are consistent with the terms and purposes of the Welfare Plan, and each Benefit Component;

     C. Enforcement of the Welfare Plan according to its terms and to the rules and regulations adopted by the Welfare Plan Committee;

     D. The responsibility to administer and manage each Benefit Component;

     E. The responsibility to prepare, report, file and disclose any forms, documents and other information required by law or otherwise to be reported or filed with any governmental agency, or to be prepared and disclosed to Eligible Employees, Retirees or other persons entitled to Benefits under the Welfare Plan; and

     F. The responsibility to review claims or claim denials and to determine benefit eligibility under the Welfare Plan and each Benefit Component;

     Notwithstanding the foregoing, the Plan Administrator may delegate to insurance companies, Service Providers, Claims Processors, Third Party Administrators, organizations or persons (who also may be Employees) specific fiduciary responsibilities in administering the Welfare Plan. Any such delegation must be in writing and in accordance with ERISA or other applicable law.

     8.2. Committee Membership. The Board shall appoint no fewer than three members to the Welfare Plan Committee. Each member shall remain in office at the will of, and may be removed, with or without cause, by the Board. Any member of the Welfare Plan Committee may resign at any time, upon proper written notice in accordance with procedures authorized by the Welfare Plan Committee. No member of the Welfare Plan Committee shall be entitled to act on or decide any matters relating solely to himself or herself or any of his or her rights or benefits under the Welfare Plan. The members of the Welfare Plan Committee shall not receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. Except as otherwise required by ERISA, no bond or other security need be required of the Welfare Plan Committee or any member thereof in any jurisdiction.

     8.3. Committee Meetings. The Welfare Plan Committee shall designate a Chairman, establish its own procedures and the time and place for its meetings, and provide for the keeping of minutes of all meetings. Any action of the Welfare Plan Committee may be taken upon the affirmative vote of a majority of its members at a meeting or, at the direction of its Chairman, without a meeting, by mail, facsimile, telephone, or other electronic means, provided that all of the members of the Welfare Plan Committee are informed in writing of the vote.

     8.4. Fiduciary Duties. Each fiduciary shall discharge his duties hereunder solely in the interest of Participants in the Plan:

     (i) for the exclusive purpose of providing benefits under the Welfare Plan to Participants in accordance with the provisions of the Welfare Plan insofar as they are consistent with ERISA or other applicable law, and any regulations issued thereunder; and

     (ii) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.

     A fiduciary shall be liable for a breach of fiduciary responsibility by another fiduciary or any other party deemed a fiduciary pursuant to the applicable provisions of the Welfare Plan (or of ERISA) only if such fiduciary:

(i)	participates knowingly in, or knowingly undertakes to conceal, an act or omission of such other fiduciary, knowing such act or omission is a breach; or

(ii)	by failing to act prudently, enables another fiduciary to commit a breach; or

(iii)	has knowledge of a breach of such other fiduciary, unless he or she makes reasonable efforts under the circumstances to remedy such breach.

     In the event that it is determined by ERISA or any other statute, court decision, ruling by the Internal Revenue Service or Department of Labor, or otherwise, that part or all of the responsibilities prescribed for fiduciaries by ERISA as set forth in this Section 8.4 are not applicable, this Section or the appropriate part thereof shall be ineffective with respect to such responsibilities without a formal amendment to the Welfare Plan.

     8.5. Indemnification of Fiduciaries. When making a determination or calculation, the Plan Administrator and anyone acting on its behalf may rely on information furnished by a Participant, an Employer, or by any actuaries, accountants, or counsel retained by, or on behalf of, the Welfare Plan.

     Each Employer will, as permitted by applicable law, indemnify and reimburse all Board members, Welfare Plan Committee members, and any other person to whom administrative duties with respect to the Welfare Plan have been delegated, for all expenses, losses, and liabilities incurred by such Board member, Welfare Plan Committee member, or person arising from an act or omission in the management of the Welfare Plan.

     An Employer may purchase insurance for all Welfare Plan fiduciaries employed by an Employer, and for all persons who are employees, officers, or agents of an Employer, to cover the potential liability of those persons with respect to their actions and lack of actions concerning the Welfare Plan other than with respect to willful misconduct.

     8.6. Discretionary Power of Plan Administrator. All discretion conferred upon the Plan Administrator will be absolute. However, no discretionary power conferred on the Plan Administrator shall be exercised in a manner that is arbitrary or capricious. The discretionary power of the Plan Administrator will be exercised in a non-discriminatory manner with regard to all similarly situated employees or Participants.

     8.7. Miscellaneous. Notwithstanding anything contained in this Article VIII to the contrary:

(i)	any person may serve in more than one fiduciary capacity;

(ii)	any named fiduciary with respect to the Welfare Plan may employ one or more persons to render advice regarding any responsibility such fiduciary has under the Welfare Plan; and

(iii)	any person who is a fiduciary with respect to the control or management of any assets with respect to the Welfare Plan may appoint an investment manager to manage any assets of the Welfare Plan.

ARTICLE IX.

Amendment and Termination

     9.1. Amendment. The Board may amend, in writing, any part or all of the Welfare Plan, including any insurance contract providing Benefits under the Welfare Plan (with the agreement of such insurance company or Service Provider, if required under any such contract) at any time or from time to time. The Board may also remove or change any insurance company, Service Provider, Claims Processor, or Third Party Administrator at any time and from time to time. Such amendment shall be made effective through a formally approved Board resolution and written plan amendment. Any such amendment, removal or change may be effective retroactively or prospectively.

     9.2. Termination. The Board may terminate any part or all of the Welfare Plan, including any Benefit Component and/or any insurance contract providing benefits under the Welfare Plan, or may terminate any contract with an insurance company, Service Provider, Claims Processor, or Third Party Administrator at any time or from time to time. No termination shall operate to reduce the amount of any benefit payment otherwise payable under the Welfare Plan or any Benefit Component for charges incurred prior to the effective date of such termination. A termination of all or part of the Welfare Plan shall be made effective through a formally approved Board resolution and written plan amendment.

ARTICLE X.

Miscellaneous

     10.1. State of Jurisdiction. Except to the extent superseded by the laws of the United States, the Welfare Plan and all rights and duties hereunder shall be governed, construed, and administered in accordance with the laws of the State of New York.

     10.2. Severability. If any provision of the Welfare Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Welfare Plan, and the Welfare Plan shall be construed and enforced as if such provision had not been included herein.

     10.3. Welfare Plan Not An Employment Contract. The Welfare Plan is not an employment contract. Nothing in the Welfare Plan shall be construed to limit in any way the right of an Employer to terminate an Employee’s employment at any time for any reason whatsoever, with or without cause.

     10.4. Non-Transferability of Interest and Facility of Payment. Except as otherwise expressly permitted by the Welfare Plan, the interests of persons entitled to benefits under the Welfare Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any other applicable law, may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered. The right of a Participant to receive a Benefit payable under the Welfare Plan shall not be considered to be an asset of such Participant or his beneficiary (if applicable) in the event of his divorce, insolvency, or bankruptcy. When any person entitled to benefits under the Welfare Plan is under legal disability, or in an Employer’s opinion is in any way incapacitated so as to be unable to manage his affairs, such Employer may cause such person’s benefits to be paid to such person’s legal representative for his benefit, or to be applied for the benefit of such person in any other manner that such Employer may determine.

     10.5. Mistake of Fact. Any mistake of fact or misstatement of fact shall be corrected, and proper adjustment made by reason thereof, to the extent practicable, provided that such mistake or misstatement is brought to the attention of the Plan Administrator or its delegate within a reasonable time, not to exceed six months. An Employer shall not be liable in any manner for any determination of fact made in good faith.

     10.6. Cost of Administering the Welfare Plan. The costs and expenses incurred by an Employer in administering the Welfare Plan shall be paid by such Employer.

     10.7. Withholding for Taxes. Notwithstanding any other provision of the Welfare Plan, an Employer or other organization, insurance company, Service Provider, or institution providing benefits under the Welfare Plan, may withhold from any payment to be made under the Welfare Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any other applicable law.

     10.8. Bonding and Insurance. To the extent required by ERISA or other applicable law with respect to benefits subject to ERISA, every fiduciary of the Welfare Plan, including any Benefit Component, and every person handling funds of the Welfare Plan or such component thereunder shall be bonded. The Plan Administrator may apply for and obtain fiduciary liability insurance insuring the Welfare Plan against damages by reason of breach of fiduciary responsibility at the Welfare Plan’s expense and insuring each fiduciary against liability to the extent permissible by law at the Employers’ expense.

     10.9. Nondiscrimination Requirements. If the Plan Administrator determines, before or during any applicable period of coverage, that the Welfare Plan may fail to satisfy for such period of coverage:

(i)	any nondiscrimination requirement imposed by the Code; or

(ii)

the requirement that benefits provided under the Cafeteria Program to Employees who are “key employees” as defined in Section 125 of the Code may not exceed 25 percent of the aggregate of such benefits provided for all Participants covered under the Cafeteria Program, the Plan Administrator shall take such action as it deems appropriate, under rules uniformly applicable to similarly situated Participants, to assure compliance with such requirement or limitation. Such action may include, without limitation, a modification of elections under the Cafeteria Program by Employees who are “highly compensated employees” as defined in Section 414(h) of the Code, or “key employees,” with or without the consent of such Employees.

     10.10. Prohibition on Compensation. No person appointed by the Plan Administrator to serve as an administrator or in any other function shall receive any additional compensation for serving as such administrator or in such function, if he is a full-time employee of an Employer, but he shall be reimbursed by such Employer for any reasonable expenses incurred in connection therewith.

     10.11. No Vested Rights. The Welfare Plan creates no vested rights of any kind. No Participant, nor any person claiming through him, shall have any right, title or interest in or through the Welfare Plan, or part thereof, except as otherwise expressly provided herein. Nothing in the Welfare Plan shall be construed as giving any person rights against the Welfare Plan, the Company, the Plan Administrator, or any Employer, or any of their employees or agents, except as provided in the Welfare Plan.

     10.12. Titles and Headings. The captions preceding the provisions of the Welfare Plan are used solely as a matter of convenience and in no way define, modify or limit the scope or intent of any provision of the Welfare Plan.

     10.13. Tax Effects. Neither the Plan Administrator nor any Employer makes any warranty or other representation as to whether any payments received, under the Cafeteria Program or otherwise, will be treated as includible by a Participant or Dependent in gross income for federal or state income tax purposes.

     10.14. Continuation Coverage under COBRA or Other Applicable Law. COBRA requires that certain Participants and/or Dependents (“qualified beneficiaries”) be given the opportunity to elect to continue coverage under certain Benefit Components under the Welfare Plan upon the occurrence of a “qualifying event,” as such term is defined in COBRA. Continuation coverage under each such Benefit Component shall be extended and financed in accordance with administrative procedures that are adopted by each Employer to comply with COBRA, and with any other similar applicable law. If COBRA or other similar applicable law requires that continuation coverage be extended, financed, or offered under any such Benefit Component in any manner which is inconsistent with any of the terms contained herein or in any such Benefit Component, the Welfare Plan and/or such Benefit Component shall be deemed amended to comply with the minimum requirements of COBRA or such applicable law, and shall be administered in accordance therewith. In no case shall this provision be interpreted in such a way as to implement changes required by COBRA or other applicable law earlier than the latest effective date required by COBRA, or such other applicable law.

     10.15. Procedures for Providing Certain Notices. A Participant or “qualified beneficiary,” as such term is defined in COBRA (a “Qualified Beneficiary”), must notify the Company of certain Qualifying Events as a prerequisite to eligibility for continuation coverage with respect to such Qualifying Events. In the event that a Participant, a spouse of a Participant or a Dependent experiences a Qualifying Event that constitutes: (i) a divorce or legal separation; (ii) a loss of Dependent child status; (iii) the occurrence of a second Qualifying Event while such Participant or Qualified Beneficiary is covered under COBRA continuation coverage; (iv) a disability determination by the Social Security Administration (“SSA”) with respect to a Participant or Qualified Beneficiary who is covered under COBRA continuation coverage; or (v) a determination by the SSA that a Participant or Qualified Beneficiary, who is covered under extended COBRA continuation coverage due to a SSA determination of disability, is no longer totally disabled. Such Participant or Qualified Beneficiary shall provide written notice to the Plan Administrator in accordance with the procedures and timelines described in this Section 10.15.

     All notices provided in accordance with this Section 10.15 shall be in writing. A Participant or Qualified Beneficiary subject to this Section 10.15 must mail, fax or hand-deliver, his notice to the Plan Administrator, in care of the Human Resources Department, Minerals Technologies Inc., 405 Lexington Avenue, New York, New York 10174-1901. Such notice shall include the following information:

     (1) the name of the Benefit Component(s) and the group health (including dental) program(s) thereunder in which the Participant, his spouse and/or Dependents are covered;

     (2) the name and address of the Participant and/or Qualified Beneficiary covered under such Benefit Component(s);

     (3) a description of the Qualifying Event and the date on which such Qualifying Event occurred;

     (4) if the notice relates to a SSA determination of disability, the name of the disabled Qualified Beneficiary, the date on which such Qualified Beneficiary became disabled, the date the SSA made its determination of disability, and a copy of the SSA determination letter; and

     (5) evidence of the Qualifying Event (such as a copy of a divorce decree, documentation acceptable to the Plan Administrator as to the age of a Dependent, a death certificate, or such other documentation acceptable to the Plan Administrator, as is applicable).

     Notice of a Qualifying Event pursuant to this Section 10.15 must be postmarked (or received by the Plan Administrator, if submitted by hand-delivery or fax) within sixty (60) days of the later of: (i) the Qualifying Event; (ii) the date on which coverage would be lost due to the Qualifying Event; or (iii) the date on which the Qualified Beneficiary is informed, through the furnishing of a copy of the summary plan description with respect to the Welfare Plan (the “SPD”) or by the applicable notice described in U.S. Department of Treasury Regulations Section 2590.606 -1 (the “Regulation”), which Regulation is incorporated herein by reference, of both the Participant’s or Qualified Beneficiary’s responsibility to provide notice of a Qualifying Event, and the Welfare Plan’s procedures for providing such notice to the Plan Administrator.

     With respect to a notice relating to an extension of continuation coverage due to disability, such notice must be post-marked, hand-delivered, or received by fax within sixty (60) days of the later of: (i) the date of the disability determination by the SSA; (ii) the date on which a Qualifying Event occurs; (iii) the date on which the Qualified Beneficiary loses coverage under the applicable Benefit Component of the Welfare Plan as a result of the Qualifying Event; or (iv) the date on which the Qualified Beneficiary is informed, through the furnishing of a copy of the SPD or by the applicable notice described in the Regulation, of both the Qualified Beneficiary’s responsibility to provide the notice relating to an extension of continuation coverage due to disability, and the Welfare Plan’s procedures for providing such notice to the Plan Administrator. Notwithstanding the foregoing, in no event may the notice required by this paragraph be provided to the Plan Administrator after the end of the Qualified Beneficiary’s initial eighteen (18) month continuation coverage period.

     In the event that a Qualified Beneficiary whose disability resulted in an extended COBRA coverage period is determined by the SSA to be no longer disabled, such Qualified Beneficiary must provide notice to the Plan Administrator within thirty (30) days after the later of: (i) the date of the SSA’s determination; or (ii) the date on which the Qualified Beneficiary is informed, through the furnishing of a copy of the SPD or by the applicable notice described in the Regulation, of both the Qualified Beneficiary’s responsibility to provide the notice relating to the determination that he is no longer disabled, and the Welfare Plan’s procedures for providing such notice to the Plan Administrator.

     Any notice required under this Section 10.15 may be provided by either the Participant or Qualified Beneficiary, or the authorized representative of such Participant or Qualified Beneficiary; and the provision of any such notice by any such person shall satisfy any responsibility to provide notice pursuant to this Section 10.15 on behalf of all related Qualified Beneficiaries with respect to a Qualifying Event.

     Notwithstanding anything in this Section 10.15 to the contrary, no notice provided in accordance with this Section 10.15 shall be deemed to be untimely if such notice, although not containing all of the information required under this Section 10.15, is provided within the time limits contained within this Section 10.15, and the Plan Administrator is able to determine from such notice: (i) the name of the Benefit Component(s) and the group health (including dental) program(s) thereunder in which the Participant or Qualified Beneficiary is covered; (ii) the identity of the covered Participant or Qualified Beneficiary; and (iii) the nature and date of the Qualifying Event, disability determination, or determination that a Qualified Beneficiary is no longer disabled, as applicable; provided, that, the Plan Administrator may, in its sole discretion, require the Participant or Qualified Beneficiary to subsequently provide such additional information as is required under this Section 10.15, to the extent that the Plan Administrator deems necessary.

     10.16. FMLA or USERRA Leaves of Absence. To the extent required by the FMLA, the USERRA, or other applicable law, participation in the Welfare Plan or any applicable Benefit Component will be extended to any Participant qualifying for such extension under such law(s), subject to timely payment of any required premiums or other amount by such Participant and/or Dependent, and subject to any other condition or requirement set forth in such law(s). If the FMLA, the USERRA, or other applicable law requires that participation in the Welfare Plan, or any applicable Benefit Component be extended, financed, or offered under the Welfare Plan in any manner which is inconsistent with any of the terms contained herein or in such Benefit Component, the Welfare Plan and/or such Benefit Component shall be deemed amended to comply with the minimum requirements of the FMLA, the USERRA, or such applicable law, and shall be administered in accordance therewith. In no case shall this provision be interpreted in such a way as to implement changes required by the FMLA, the USERRA, or other applicable law earlier than the latest effective date required by the FMLA, the USERRA, or such other applicable law.

     10.17. Qualified Medical Child Support Orders. Notwithstanding anything in the Welfare Plan to the contrary, Benefits under the Welfare Plan will be provided in accordance with any “qualified medical child support order” as that term is defined in ERISA Section 609, in accordance with written procedures established under the Welfare Plan.

     10.18. Entire Document. This Welfare Plan (including the provisions of any Benefit Component that is part of the Welfare Plan), constitutes the entire plan document, and no other written or oral statements shall be deemed or construed to constitute part of the Welfare Plan.

ARTICLE XI.

HIPAA Privacy

     11.1. Definitions: Whenever used in this Article XI, the following terms shall have the respective meanings set forth below.

               (a) Affiliated Companies – means the subsidiary and affiliated companies of the Company that are participating employers in the Welfare Plan.

               (b) CFR – means the Code of Federal Regulations.

               (c) Covered Entity – means (i) a Health Plan, (ii) a Health Care Clearinghouse, or (iii) a Health Care Provider who transmits any Health Information in electronic form in connection with a transaction covered by HIPAA. For purposes of this Article XI, a Covered Entity shall include the Welfare Plan.

               (d) Group Health Plan – means an employee welfare benefit plan (as defined in section 3(1) of ERISA), including insured and self-insured plans, to the extent that the plan provides medical care, as defined in section 2791(a)(2) of the Public Health Service Act, including items and services paid for as Health Care to employees or their dependents directly or through insurance, reimbursement, or otherwise, that:

(1)	has 50 or more participants (as defined in section 3(7) of ERISA); or

(2)	is administered by an entity other than the employer that established and maintains the plan.

               (e) Health Care – means care, services, or supplies related to the health of an Individual. Health Care includes, but is not limited to, the following:

(1)	preventative, diagnostic, therapeutic, rehabilitative, maintenance, or palliative care, and counseling, service, assessment, or procedure with respect to the physical or mental condition or functional status of an Individual or that affects the structure or function of the body; and

(2)	the sale or dispensing of a drug, device, equipment, or other item in accordance with a prescription.

               (f) Health Care Clearinghouse – means a public or private entity, including a billing service, re-pricing company, community health management information system or community health information system, and “value-added” networks and switches, that performs either of the following functions:

(1)

processes or facilitates the processing of Health Information received from another entity in a nonstandard format or containing nonstandard data content into standard data elements or a standard transaction; or

(2)	receives a standard transaction from another entity and processes or facilitates the processing of Health Information into a nonstandard format or nonstandard data content for the receiving party.

               (g) Health Care Component – means a component or combination of components of a Hybrid Entity that are designated by the Hybrid Entity in accordance with 45 CFR Section 164.103(a)(2)(iii)(C).

               (h) Health Care Provider – has the meaning set forth in 45 CFR Section 160.103 and includes a provider of medical or health services (as defined therein), as well as any other person or organization that furnishes, bills, or is paid for Health Care in the normal course of business.

               (i) Health Information – means information, whether oral or recorded in any form or medium (including, but not limited to, verbal conversations, telephonic communications, electronic mail or messaging over computer networks, the Internet and intranets, as well as written documentation, photocopies, facsimiles and electronic data) that:

(1)	is created or received by a Health Care Provider, Health Plan, the Company, a life insurer, school or university, or a Health Care Clearinghouse; and

(2)	relates to the past, present, or future physical or mental health or condition of an Individual, the provision of Health Care to an Individual, or the past, present, or future payment for the provision of Health Care to an Individual.

               (j) Health Insurance Issuer – means an insurance company, insurance service, or insurance organization (including an HMO) that is licensed to engage in the business of insurance in a State and is subject to State law that regulates insurance. Such term does not include a Group Health Plan.

               (k) Health Plan – has the meaning set forth in 45 CFR Section 160.103 and includes the Welfare Plan.

               (l) HIPAA – means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time.

               (m) HMO – means a “Health Maintenance Organization” (as defined in 45 CFR Section 160.103) .

               (n) Hybrid Entity — means a single legal entity that is a Covered Entity whose business activities include both covered functions and non-covered functions and that designates Health Care Components in accordance with 45 CFR Section 164.103(c)(2)(iii)(C) for purposes of fulfilling the Hybrid Entity requirements of HIPAA. For purposes of this definition, “covered functions” means those functions of a Covered Entity, the performance of which makes the entity a Health Plan, Health Care Provider or Health Care Clearinghouse.

               (o) Individual – means the person who is the subject of Protected Health Information.

               (p) Individually Identifiable Health Information – means information that is a subset of Health Information, including demographic information, collected from an Individual, and

(1)	is created or received by a Health Care Provider, Health Plan, employer, or Health Care Clearinghouse; and

(2)

relates to the past, present, or future physical or mental health or condition of an Individual, the provision of Health Care to an Individual, or the past, present, or future payment for the provision of Health Care to an Individual; and

	(i)	that identifies the Individual, or

	(ii)	with respect to which there is a reasonable basis to believe the information may be used to identify the Individual.

;               (q) Organized Health Care Arrangement – has the meaning set forth in 45 CFR Section 160.103 and includes:

(1)

a Group Health Plan and a Health Insurance Issuer or HMO with respect to such Group Health Plan, but only with respect to Protected Health Information created or received by such Health Insurance Issuer or HMO that relates to Individuals who are or who have been participants or beneficiaries in such Group Health Plan;

(2)	a Group Health Plan and one (1) or more other Group Health Plans each of which are maintained by the same Plan Sponsor; or

(3)

the Group Health Plans described in paragraph (2) immediately above and Health Insurance Issuers or HMOs with respect to such Group Health Plans, but only with respect to Protected Health Information created or received by such Health Insurance Issuers or HMOs that relates to Individuals who are or have been participants or beneficiaries in any of such Group Health Plans.

               (r) Plan Administration Functions – means administrative functions performed by the Plan Administrator on behalf of the Welfare Plan, excluding functions performed by the Plan Administrator in connection with any other benefit or benefit plan of the Company.

               (s) Plan Sponsor – means the entity defined in Section 3(16)(B) of ERISA.

               (t) Privacy Notice – means the statement communicated to Welfare Plan Participants that sets forth the uses and disclosures of Protected Health Information that may be made by the Welfare Plan under HIPAA, as more fully described in 45 CFR Section 164.520.

               (u) Privacy Official – means the individual appointed by the Company, or its delegate, on behalf of the Welfare Plan and named in Section 11.8 hereof who is responsible for developing and implementing policies and procedures for protecting the privacy and confidentiality of Protected Health Information that is held by or on behalf of the Company’s Health Plans and Health Care Providers, in accordance with 45 CFR Section 164.530.

               (v) Protected Health Information – means Individually Identifiable Health Information that is transmitted by electronic media, maintained in electronic media, transmitted or maintained in any other form or medium, including oral or written information, excluding Individually Identifiable Health Information in education records covered by the Family Educational Rights and Privacy Act, as amended (within the meaning of 20 USC Section 1232g), employment records held by the Covered Entity in its role as an employer, and other records described in 20 USC Section 1232g(a)(4)(B)(iv).

               (w) Required by Law – means a mandate contained in law that compels an entity to make a use or disclosure of Protected Health Information and that is enforceable in a court of law including, but not limited to, a court order, a court-ordered warrant, subpoena, or summons issued by a court, grand jury, a governmental or inspector general, or an administrative body authorized to require the production of information; a civil or an authorized investigative demand; Medicare conditions of participation with respect to Health Care Providers participating in the program; and statutes or regulations that require the production of information, including statutes or regulations that require such information if payment is sought under a government program providing public benefits.

               (x) Summary Health Information – means information that may be Individually Identifiable Health Information that summarizes the claims history, expenses, or types of claims by Individuals for whom the Company has provided benefits under the Welfare Plan, and from which the following information has been removed:

(1)	names;

(2)

all geographical subdivisions smaller than a State, including street address, city, county, precinct, zip code, and their equivalent geocodes, except for the initial three digits of a zip code (if permitted under 45 CFR Section 164.514(b)(2)(i)(B));

(3)

all elements of dates (except year) directly relating to the Individual including birth date, admission date, discharge date, date of death; and all ages over eighty-nine (89) and all elements of dates (including year) indicative of such age, except that such ages and elements may be aggregated into a single category of ages over age eighty-nine (89);

(4)

other identifying numbers, such as Social Security, telephone, fax, account or medical record numbers, e-mail or Internet addresses, URLs or Internal Protocol (IP) address numbers, vehicle identifiers and serial numbers;

(5)	facial photographs or biometric identifiers (e.g., finger and voice prints);

(6)	any other unique identifying number, characteristic, or code; and

(7)	any information of which the Company has knowledge that could be used alone or in combination with other information to identify an Individual.

(y)	USC – means the United States Code.

     11.2. Disclosure of Summary Health Information. The Welfare Plan may disclose Summary Health Information to the Company if the Company requests such information for the purpose of obtaining premium bids for providing health insurance coverage under the Welfare Plan or for modifying, amending or terminating the Welfare Plan, including analyzing Welfare Plan costs and the effectiveness of the Welfare Plan’s administration or for such other purposes as may be permitted under the provisions of this Article XI.

     11.3. Disclosure of Protected Health Information to the Company. The Welfare Plan will disclose Protected Health Information to the Company only in accordance with CFR Section 164.504(f) and the provisions of this Article XI.

     11.4. Permitted Use and Disclosure of Protected Health Information. The Welfare Plan may generally not use or disclose Protected Health Information. Notwithstanding the foregoing, however, Protected Health Information may be used or disclosed by the Welfare Plan, without an Individual’s written authorization (that meets the requirements of 45 CFR Section 164.508), for any purpose permitted under HIPAA, the CFR and/or other guidance issued by the U.S. Department of Health and Human Services, including, but not limited to, the following (hereinafter referred to as “permitted uses and disclosures”):

          (a) Health Care Treatment. The provision, coordination, or management of Health Care and related services by one or more Health Care Providers, including the coordination or management of Health Care by a Health Care Provider with a third party, consultation between Health Care Providers relating to a patient, or the referral of a patient for Health Care from one Health Care Provider to another.

          (b) Payment for Health Care. Activities undertaken by the Welfare Plan to obtain premiums or reimbursement, or to determine or fulfill its responsibility for coverage and provision of Welfare Plan benefits that relate to an Individual to whom Health Care is provided. These activities include, but are not limited to, the following:

(1)	determination of eligibility or coverage (including coordination of benefits or the determination of cost sharing amounts), and adjudication or subrogation of health benefit claims;

(2)	risk adjusting amounts due based on enrollee health status and demographic characteristics;

(3)	billing, claims management, collection activities, obtaining payment under a contract for reinsurance (including stop-loss and excess of loss insurance), and related Health Care data processing;

(4)	review of Health Care services with respect to medical necessity, coverage under a Health Plan, appropriateness of care, or justification of charges;

(5)	utilization review, including pre-certification and preauthorization of services, concurrent review and retrospective review of services; and

(6)	disclosure to consumer reporting agencies of any of the following Protected Health Information relating to the collection of premiums or reimbursement: name and address, date of birth, Social Security number, payment history, account number, name and address of the Health Care Provider and/or Health Plan;

     (c) Health Care Operations. The activities of a Covered Entity under 45 CFR Section 164.501, to the extent that the activities are related to covered functions, including, but not limited to:

(1)

conducting quality assessment and improvement activities including outcomes evaluation and development of clinical guidelines, provided that the obtaining of generalizable knowledge is not the primary purpose of any studies resulting from such activities;

(2)

population-based activities relating to improving health or reducing Health Care costs, protocol development, case management and care coordination, disease management, contacting Health Care Providers and patients with information about treatment alternatives and related functions that do not include treatment;

(3)

reviewing the competence or qualifications of Health Care professionals, evaluating practitioner performance, rating Health Care Provider and plan performance, including accreditation, certification, licensing and/or credentialing activities;

(4)

underwriting, premium rating and other activities relating to the creation, renewal or replacement of a contract of health insurance or health benefits, securing or placing a contract for reinsurance of risk relating to Health Care claims, including stop-loss insurance and excess of loss insurance;

(5)	conducting or arranging for medical review, legal services and auditing functions, including fraud and abuse detection and compliance programs;

(6)

business planning and development, such as conducting cost-management and planning related analysis associated with managing and operating the plan, including formulary development and administration, development or improvement of payment methods or coverage policies;

(7)	business management and general administrative activities of the Welfare Plan, including, but not limited to:

(i)	management activities relating to the implementation of and compliance with HIPAA’s administrative simplification requirements, or

(ii)	customer service, including the provision of data analysis for policyholders, plan sponsors or other customers;

(iii)	resolution of internal grievances;

(iv)

the sale, transfer, merger or consolidation of all or part of the Covered Entity with another Covered Entity, or an entity that following such activity will become a Covered Entity, and due diligence related to such activity; and

(v)	consistent with the applicable requirements of 45 CFR Section 164.514, creating de-identified health information or a limited data set, and fundraising for the benefit of the Covered Entity.

          (d) Organized Health Care Arrangement. On behalf of the Welfare Plan, the Company may designate, with the concurrence of the Privacy Official, that the Welfare Plan, or any Health Care Component of the Welfare Plan, is part of an Organized Health Care Arrangement. If the Welfare Plan participates in an Organized Health Care Arrangement, it may disclose Protected Health Information about an Individual to another Covered Entity that participates in the Organized Health Care Arrangement for any Health Care Operation activities of the Organized Health Care Arrangement.

          (e) Pursuant to an Authorization. The Welfare Plan may disclose Protected Health Information pursuant to an authorization that meets the requirements of 45 CFR Section 164.508.

          (f) Required by Law. The Welfare Plan may disclose Protected Health Information when required to do so by federal, state or local law (including but not limited to those laws that require the reporting of certain types of wounds, illnesses or physical injuries) and when the use or disclosure complies with and is limited to the relevant requirements of such law.

          (g) Business Associates. The Welfare Plan may disclose Protected Health Information to a “business associate” (as defined in 45 CFR Section 164.103) and may allow such business associate to create or receive Protected Health Information on its behalf; provided that the Welfare Plan has obtained satisfactory assurance that the business associate will appropriately safeguard the information.

          (h) Avert a Serious Threat to Public Health or Safety. The Welfare Plan may, consistent with the applicable law and standards of ethical conduct, use or disclose Protected Health Information if the Welfare Plan, in good faith, believes the use or disclosure is necessary to prevent a serious and imminent threat to an Individual’s health and safety or the health and safety of the public or another person, and such disclosure is made to a person or persons reasonably able to help prevent or lessen the threat, including the target of the threat, as and to the extent required by 45 CFR Section 164.512(j).

          (i) Workers’ Compensation. The Welfare Plan may disclose an Individual’s Protected Health Information to the extent authorized by and to the extent necessary to comply with workers’ compensation laws or other similar programs established by law that provide benefits for work-related injuries or illness without regard to fault.

          (j) Public Health Activities. The Welfare Plan may disclose Protected Health Information for the public health activities and purposes described in 45 CFR Section 164.512(b), including, but not limited to: preventing or controlling disease, injury or disability; reporting births and deaths; reporting child abuse or neglect; reporting reactions to medications or problems with medical products; notifying Individual’s of recalls of products they have been using; notifying Individuals who may have been exposed to a disease or may be at risk for contracting or spreading a disease or condition; or notifying the appropriate government authority if the Welfare Plan believes an Individual has been the victim of abuse, neglect or domestic violence.

          (k) Health Oversight Activities. The Welfare Plan may disclose an Individual’s Protected Health Information to a health oversight agency for oversight activities authorized by law, including audits; civil, administrative, or criminal investigations; inspections; licensure or disciplinary actions; civil, administrative, or criminal proceedings or actions; or other activities necessary for the government to monitor the health care system and government programs, as and to the extent permitted by 45 CFR Section 164.512(d).

          (l) Judicial and Administrative Proceedings. If an Individual is involved in a lawsuit, dispute or other legal action, the Welfare Plan may disclose such Individual’s Protected Health Information in response to a court or administrative order, or subpoena, warrant, discovery request, or other forms of lawful due process; provided that efforts have been made to inform the Individual about the request and to obtain an order protecting the information requested, as and to the extent permitted by 45 CFR Section 164.512(e).

          (m) Law Enforcement. As and to the extent permitted by 45 CFR Section 164.512(f), the Welfare Plan may release an Individual’s Protected Health Information if requested to do so by a law enforcement official in a court order, subpoena, warrant, summons or similar process, including: to report child abuse, to identify or locate a suspect, fugitive, material witness or missing person, or to report a crime, the crime’s location or victims, or the identity, description, or location of the person who committed the crime.

          (n) Coroners, Medical Examiners and Funeral Directors. The Welfare Plan may disclose Protected Health Information to (1) a coroner or medical examiner when necessary to identify a deceased person or determine the cause or death or other duties as authorized by law, and (2) a funeral director, consistent with applicable law, as necessary to carry out their duties with respect to the decedent.

          (o) Organ and Tissue Donation. If an Individual is an organ donor, the Welfare Plan may release Protected Health Information to organizations that handle organ procurement or organ, eye or tissue transplantation, or to an organ donation bank, as necessary to facilitate organ, eye or tissue donation or transplantation.

          (p) Military and Veterans. If an Individual is a member of the armed forces, the Welfare Plan may disclose Protected Health Information about such Individual as required by military command authorities and may also release Protected Health Information about foreign military personnel to an appropriate foreign military authority, as and to the extent provided by 45 CFR Section 164.512(k).

          (q) National Security and Intelligence Activities. The Welfare Plan may disclose Protected Health Information about Individuals to authorized federal officials for the conduct of lawful intelligence, counter-intelligence, and other national security activities authorized by law and to enable them to provide protection to the members of the U.S. government or foreign heads of state, or to conduct special investigations.

          (r) Victims of Abuse, Neglect or Domestic Violence. The Welfare Plan may disclose Protected Health Information about an Individual (subject to the notification requirements of 45 CFR Section 164.512(c)(2)) whom the Welfare Plan reasonable believes to be a victim of abuse, neglect, or domestic violence to a government authority, including a social service or protective services agency, authorized by law to receive reports of such abuse, neglect, or domestic violence:

(1)	to the extent the disclosure is Required by Law and the disclosure complies with and is limited to the relevant requirements of such law;

(2)	if the Individual agrees to the disclosure; or

(3)	to the extent the disclosure is expressly authorized by statute or regulation and:

	(i)	the Welfare Plan, in the exercise of professional judgment, believes the disclosure is necessary to prevent serious harm to the Individual or other potential victims; or

(ii)

if the Individual is unable to agree because of incapacity, a law enforcement or other public official authorized to receive the report represents that the Protected Health Information for which disclosure is sought is not intended to be used against the Individual and that an immediate enforcement activity that depends upon the disclosure would be materially and adversely affected by waiting until the Individual is able to agree to the disclosure.

     11.5. Required Uses and Disclosures of Protected Health Information. The Welfare Plan is required to disclose Protected Health Information:

           (a) to an Individual, when requested, under, and as required by 45 CFR Section 164.524 or 164.528; and

           (b) when required by the Secretary of the Department of Health and Human Services (or any other officer or employee of the Department of Health and Human Services to whom the authority involved has been delegated) under 45 CFR Sections 160.300 through 160.312 to investigate or determine the Welfare Plan’s compliance with HIPAA.

     11.6. Minimum Necessary. When using or disclosing Protected Health Information, as permitted or required hereby, or when requesting Protected Health Information from another Covered Entity, the Welfare Plan shall make reasonable efforts to limit Protected Health Information to the minimum necessary to accomplish the intended purpose of the use, disclosure or request, except as provided under 45 CFR Section 164.502(b)(2).

     11.7. Employer Certification and Responsibility. The Welfare Plan hereby incorporates the following provisions (a) through (j) to enable it to disclose Protected Health Information to the Company or Affiliated Companies and acknowledges receipt of a written certification from the Company that the Welfare Plan has been so amended to comply with the requirements of 45 CFR Section 164.504(f). Additionally, the Company and Affiliated Companies agree:

          (a) to use or disclose Protected Health Information only to the extent permitted in Section 11.4, to the extent provided under HIPAA, or as otherwise Required by Law;

          (b) to ensure that any and all of its agents or subcontractors to whom the Company or Affiliated Companies provide Protected Health Information received from the Welfare Plan agree to the same restrictions and conditions as are imposed upon the Company and Affiliated Companies;

          (c) not to use or disclose Protected Health Information for employment-related actions or in connection with any other benefit or employee benefit plan of the Company and Affiliated Companies;

          (d) to report to the Welfare Plan any use or disclosure of Protected Health Information that is inconsistent with the permitted uses and disclosures in Section 11.4 hereof of which it becomes aware;

          (e) to make Protected Health Information available to Individuals in accordance with 45 CFR Section 164.524;

          (f) to make Protected Health Information available for amendment and incorporate any amendments in accordance with 45 CFR Section 164.526;

          (g) to make the Protected Health Information available that will provide Individuals with an accounting of disclosures in accordance with 45 CFR Section 164.528;

          (h) to make its internal practices, books and records relating to the use and disclosure of Protected Health Information received from the Welfare Plan available to the Secretary of the U.S. Department of Health and Human Services upon request for purposes of determining compliance with HIPAA;

          (i) if feasible, to return or destroy all Protected Health Information received from the Welfare Plan that the Company or Affiliated Companies maintain in any form and retain no copies of such information when such Protected Health Information is no longer needed for the purpose for which disclosure was made, except that, if such return or destruction is not feasible, the Company or Affiliated Companies, as applicable, will limit further uses and disclosures of the Protected Health Information to those purposes that make the return or destruction of the information infeasible; and

          (j) to ensure that adequate separation required by 45 CFR Section 164.504(f)(2)(iii) and provided in Sections 11.8, 11.9 and 11.10 hereof between the Welfare Plan and the Company is established and maintained.

     11.8. Employees with access to Protected Health Information. In accordance with HIPAA, the Welfare Plan shall disclose Protected Health Information only to the following Employees or classes of Employees:

          (a) the Company’s Executive Director of Human Resources, who is the named HIPAA Privacy Official; and

          (b) any other Individual who is under the control of the Company or Affiliated Companies and who receives Protected Health Information pertaining to the Welfare Plan in the ordinary course of business (within the meaning of 45 CFR Section 164.504(f)(2)(iii)) and who has been designated, in writing, by the Privacy Official.

     11.9. Limitations to Protected Health Information Access and Disclosure. Access to and use of Protected Health Information by the Individuals described in Section 11.8 above shall be restricted to those Plan Administration Functions that the Company or Affiliated Companies perform for the Welfare Plan and/or the uses set forth in Section 11.4 hereof. Such access or use shall be permitted only to the extent necessary for these Individuals to perform their respective duties for the Welfare Plan.

     11.10. Noncompliance. Instances of noncompliance with the permitted uses and disclosures of Protected Health Information set forth in Section 11.4 hereof by Individuals described in Section 11.8 hereof shall be addressed in the following manner:

          (a) Potential Sanctions: The Welfare Plan shall establish and communicate a set of sanctions that are applicable to a wide variety of breaches of covered health policies and procedures. The range of sanctions may include:

(1)	additional/remedial privacy training;

(2)	counseling by supervisor;

(3)	notation in personnel files;

(4)	letter of reprimand from supervisor;

(5)	removal from being within the firewall;

(6)	removal from current position;

(7)	suspension from current position;

(8)	termination of employment; and

(9)	other sanctions as the Privacy Official shall deem appropriate.

          (b) Administration of Sanctions: The Welfare Plan, in consultation with the Privacy Official, shall develop a procedure for:

(1)	determining the appropriate sanction to be administered to a member of its “workforce” for a breach of a covered health policy or procedure.

(2)	determining who (e.g., the Privacy Official, etc.) has responsibility for assessing the sanction against the “workforce” member; and

(3)	determining a process for administering any sanctions.

For purposes of this subparagraph, “workforce” shall mean an Employee, volunteer, trainee or other person who performs duties under the direct control of the Covered Entity, whether or not he or she is paid by the Covered Entity.

          (c) Documentation of Sanctions: The Privacy Official, on behalf of the Welfare Plan, shall develop and implement a system for maintaining a record of each sanction administered. The record of sanctions shall conform to the recordkeeping and documentation standards and implementation specifications required under HIPAA. The Welfare Plan will have the option of having this record maintained by the Privacy Official or his or her designee.

     11.11. Nondisclosure of Protected Health Information by HMOs. A Health Insurance Issuer or HMO that provides services to the Welfare Plan is not permitted to disclose Protected Health Information to the Company except as would be permitted by the Welfare Plan under this Article XI and only if a Privacy Notice is maintained and provided as required by 45 CFR Section 164.520(a)(2)(ii) .

     11.12. Notice to Employees. The Welfare Plan shall not use or disclose Protected Health Information in a manner inconsistent with the Privacy Notice required by 45 CFR Section 164.520, and shall not disclose, and may not permit a Health Insurance Issuer or HMO providing services to the Welfare Plan to disclose Protected Health Information to the Company or Affiliated Companies unless a separate statement, as set forth in 45 CFR Section 164.520(b)(1)(iii)(C), describing the intention of the Welfare Plan to make such disclosure, is included in a Privacy Notice that is maintained and provided as required by 45 CFR Section 164.520.

     11.13. Policies and Procedures. The Company shall adopt on behalf of the Welfare Plan policies and procedures as necessary to administer the terms and conditions of this Article XI and the Welfare Plan’s obligations under HIPAA. Such policies and procedures shall meet the requirements of 45 CFR Section 164.530(i).

     11.14. Hybrid Entity Designation. On behalf of the Welfare Plan, the Company may designate, with the concurrence of the Privacy Official, one or more Health Care Components as part of a Hybrid Entity for purposes of complying with this Article XI and the HIPAA requirements. If such designation is made, the following rules shall apply:

(a) references to:

(1)	the Welfare Plan or a Covered Entity in this Article XI shall also refer to the Health Care Component of the Welfare Plan or Covered Entity;

(2)

Health Plan, Health Care Provider or Health Care Clearinghouse in this Article XI shall refer to the Health Care Component of the Covered Entity if such Health Care Component performs the functions of a Health Plan, Health Care Provider or Health Care Clearinghouse, as applicable;

(3)

Protected Health Information in this Article XI shall refer to Protected Health Information that is created or received by or on behalf of the Health Care Component of the Welfare Plan or Covered Entity; and

(4)

electronic Protected Health Information shall refer to electronic Protected Health Information that is created, received, maintained or transmitted by or on behalf of the Health Care Component of the Welfare Plan or Covered Entity.

          (b) the Welfare Plan shall be responsible for complying with the requirements of HIPAA, as set out in this Article XI, and as fully set forth in 45 CFR Section 164.105(a), including, but not limited to, ensuring:

(1)

that the Health Care Component does not disclose Protected Health Information and electronic Protected Health Information to another component of the Welfare Plan under circumstances where HIPAA would prohibit such disclosure if the Health Care Component and the other component were separate and distinct legal entities;

(2)

that a Health Care Component whose activities would make it a business associate does not use or disclose Protected Health Information or electronic Protected Health Information that it creates or receives from or on behalf of the Health Care Component in a way prohibited by HIPAA; and

(3)

that if a person performs duties for both the Health Care Component in the capacity of an Employee, volunteer, trainee or other person performing duties under the direct control of such component and for another component of the Welfare Plan in the same capacity with respect to that component, such Employee, volunteer, trainee or other person performing duties under the direct control of such component must not use or disclose Protected Health Information created or received in the course of or incident to the Employee’s work for the Health Care Component in a manner prohibited by HIPAA.

          (c) The Welfare Plan shall retain documentation of the Hybrid Entity designation for six (6) years from the date it was created or was last in effect, whichever is later, in accordance with 45 CFR Section 164.530(j).

     11.15. Electronic Data Security Standards. The Welfare Plan shall apply the following provisions (a) and (b) to enable it to disclose electronic Protected Health Information to the Company and Affiliated Companies and acknowledges receipt of a written certification from the Company that the Welfare Plan has been so amended to comply with the requirements of 45 CFR Section 164.314(b).

          (a) Except when electronic Protected Health Information is disclosed to the Company or Affiliated Companies with the safeguards set forth in (1) through (3) below, the Welfare Plan and the Company shall reasonably and appropriately safeguard electronic Protected Health Information that is created, received, maintained or transmitted to or by the Company or Affiliated Companies on behalf of the Welfare Plan.

(1)

The Welfare Plan may disclose electronically Summary Health Information to the Company or Affiliated Companies if requested by the Company or Affiliated Companies for the purpose of obtaining premium bids from Health Plans, for providing health insurance coverage under the Welfare Plan or for modifying, amending, or terminating the Welfare Plan in accordance with 45 CFR Section 504(f)(1)(ii).

(2)

The Welfare Plan, a Health Insurance Issuer or HMO with respect to the Welfare Plan, may disclose electronically to the Company or Affiliated Companies information on whether an Individual is participating in the Welfare Plan, or is enrolled in or has dis-enrolled from a Health Insurance Issuer or HMO offered by the Welfare Plan in accordance with 45 CFR Section 504(f)(1)(iii).

(3)

The Welfare Plan may disclose Protected Health Information to the Company or Affiliated Companies for which it has obtained from the Individual about which the Protected Health Information concerns, a valid authorization that meets the requirements of 45 CFR Section 164.508.

          (b) Additionally, effective April 21, 2005, the Company agrees to comply with 45 CFR Section 164.314, including the following:

(1)

the Company shall implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the electronic Protected Health Information that it creates, receives, maintains or transmits on behalf of the Welfare Plan.

(2)

the Company shall ensure that the separation requirements applicable to the Welfare Plan set out in Sections 11.8, 11.9 and 11.10 hereof and 45 CFR Section 164.504(f)(2)(iii) shall be supported by reasonable and appropriate security measures.

(3)

the Company shall ensure that any agent, including a subcontractor, to whom it provides electronic Protected Health Information agrees to implement reasonable and appropriate security measures to protect the information.

(4)	the Company shall report to the Welfare Plan any security incident (within the meaning of 45 CFR Section 164.304) of which it becomes aware.

          (c) The Welfare Plan and the Company shall take any such further action as is required to comply with the electronic data security standards requirements of HIPAA.

APPENDIX A

LIST OF BENEFIT COMPONENTS

Minerals Technologies Inc. Cafeteria Program (the “Cafeteria Program”)

The Minerals Technologies Inc. Group Benefit Program (a Principal Life Insurance Company program providing group medical, dental, vision and prescription drug coverage)

The Minerals Technologies Inc. Retiree Medical Program (benefits provided by Minerals Technologies Inc.)

Delta USA Group Dental Program for Employees of Minerals Technologies Inc.

Minerals Technologies Inc. Long Term Disability Program (benefits provided through Aetna Life Insurance Company)

Minerals Technologies Inc. Group Life, Supplemental Life and Accidental Death and Dismemberment Insurance Program (benefits provided through American General Life Companies)

Minerals Technologies Inc. Business Travel Accident Insurance Program (benefits provided through Aetna Life Insurance Company)

Minerals Technologies Inc. Educational Assistance Program (benefits provided by Minerals Technologies Inc.)

Minerals Technologies Inc. Employee Assistance Program (benefits provided by Minerals Technologies Inc.)

APPENDIX B

PARTICIPATING EMPLOYERS

Minerals Technologies Inc.

Specialty Minerals Inc.

Minteq International Inc.

Specialty Minerals Michigan Inc.

Specialty Minerals Mississippi Inc.

Barretts Minerals Inc.

Synsil Products Inc.

Minteq Shapes & Services Inc.